CFO Commentary on Third Quarter Fiscal 2025 Results
Q3 Fiscal 2025 Summary

GAAP
($ in millions, except earnings per share)	Q3 FY25	Q2 FY25	Q3 FY24	Q/Q	Y/Y
Revenue	$35,082	$30,040	$18,120	Up 17%	Up 94%
Gross margin	74.6%	75.1%	74.0%	Down 0.5 pts	Up 0.6 pts
Operating expenses	$4,287	$3,932	$2,983	Up 9%	Up 44%
Operating income	$21,869	$18,642	$10,417	Up 17%	Up 110%
Net income	$19,309	$16,599	$9,243	Up 16%	Up 109%
Diluted earnings per share	$0.78	$0.67	$0.37	Up 16%	Up 111%

Non-GAAP
($ in millions, except earnings per share)	Q3 FY25	Q2 FY25	Q3 FY24	Q/Q	Y/Y
Revenue	$35,082	$30,040	$18,120	Up 17%	Up 94%
Gross margin	75.0%	75.7%	75.0%	Down 0.7 pts	--
Operating expenses	$3,046	$2,792	$2,026	Up 9%	Up 50%
Operating income	$23,276	$19,937	$11,557	Up 17%	Up 101%
Net income	$20,010	$16,952	$10,020	Up 18%	Up 100%
Diluted earnings per share	$0.81	$0.68	$0.40	Up 19%	Up 103%

Revenue by Reportable Segments
($ in millions)	Q3 FY25	Q2 FY25	Q3 FY24	Q/Q	Y/Y
Compute & Networking	$31,036	$26,446	$14,645	Up 17%	Up 112%
Graphics	4,046	3,594	3,475	Up 13%	Up 16%
Total	$35,082	$30,040	$18,120	Up 17%	Up 94%

Revenue by Market Platform
($ in millions)	Q3 FY25	Q2 FY25	Q3 FY24	Q/Q	Y/Y
Data Center	$30,771	$26,272	$14,514	Up 17%	Up 112%
Compute	27,644	22,604	11,908	Up 22%	Up 132%
Networking	3,127	3,668	2,606	Down 15%	Up 20%
Gaming	3,279	2,880	2,856	Up 14%	Up 15%
Professional Visualization	486	454	416	Up 7%	Up 17%
Automotive	449	346	261	Up 30%	Up 72%
OEM and Other	97	88	73	Up 10%	Up 33%
Total	$35,082	$30,040	$18,120	Up 17%	Up 94%

We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems and services to deliver unique value. Our platforms address four large markets where our expertise is critical: Data Center, Gaming, Professional Visualization, and Automotive.
On June 7, 2024, we completed a 10-for-1 forward stock split. All share and per share amounts presented have been retroactively adjusted to reflect the stock split.
Revenue
Revenue was a record $35.1 billion, up 94% from a year ago and up 17% sequentially.
Data Center revenue was a record, up 112% from a year ago and up 17% sequentially. The strong year-on-year and sequential growth was driven by demand for our Hopper computing platform for training and inferencing of large language models, recommendation engines, and generative AI applications. Cloud service providers represented approximately 50% of our Data Center revenue, and the remainder was represented by consumer internet and enterprise companies. Strong year-on-year growth was driven by all customer types from both compute and networking. Demand for the Hopper architecture is strong and our H200 offering grew significantly in the quarter. Data Center compute revenue was $27.6 billion, up 132% from a year ago and up 22% sequentially. Networking revenue was $3.1 billion, up 20% from a year ago driven by Ethernet for AI, which includes Spectrum-X end-to-end ethernet platform. Areas of sequential revenue growth include InfiniBand and Ethernet switches, SmartNICs, and BlueField DPUs. Though networking revenue was sequentially down 15%, networking demand is strong and growing.
We completed a successful mask change for Blackwell, our next Data Center architecture, that improved production yields. Blackwell production shipments are scheduled to begin in the fourth quarter of fiscal 2025 and will continue to ramp into fiscal 2026. We will be shipping both Hopper and Blackwell systems in the fourth quarter of fiscal 2025 and beyond. Both Hopper and Blackwell systems have certain supply constraints, and the demand for Blackwell is expected to exceed supply for several quarters in fiscal 2026.
Gaming revenue was up 15% from a year ago and up 14% sequentially. These increases were driven by sales of our GeForce RTX 40 Series GPUs and game console SoCs.
Professional Visualization revenue was up 17% from a year ago and up 7% sequentially. These increases were driven by the continued ramp of RTX GPU workstations based on our Ada architecture.
Automotive revenue was a record, up 72% from a year ago and up 30% sequentially. These increases were driven by our self-driving platforms.
Gross Margin
GAAP and non-GAAP gross margins increased from a year ago due to a higher mix of Data Center revenue. Sequentially, gross margins decreased primarily driven by a mix shift from H100 systems to more complex and higher cost systems within Data Center.
Expenses
GAAP operating expenses were up 44% from a year ago and up 9% sequentially, and non-GAAP operating expenses were up 50% from a year ago and up 9% sequentially. These GAAP expense increases were driven by higher compensation and benefits expenses due to employee growth and compensation increases. Sequentially, non-GAAP expenses increased due to compute, infrastructure, and engineering development costs for new product introductions.

Other Income & Expense and Income Tax
GAAP other income and expense (OI&E) includes interest income, interest expense, and gains or losses from non-affiliated investments and publicly-held equity securities. Non-GAAP OI&E excludes the gains or losses from non-affiliated investments and publicly-held equity securities.
Interest income was $472 million, up from a year ago and up sequentially, primarily reflecting higher cash balances. Net gains from non-affiliated investments and publicly-held equity securities were $37 million, reflecting fair value adjustments and sales of investments.
GAAP effective tax rate was 13.5%, an increase from a year ago reflecting the lower effect of various tax benefits relative to the increase in pre-tax income. Fiscal 2024 additionally included a discrete benefit due to an IRS audit resolution. Non-GAAP effective tax rate was 15.5%.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities were $38.5 billion, up from $18.3 billion a year ago and $34.8 billion a quarter ago. The increases reflect higher revenue partially offset by higher stock repurchases.
Accounts receivable was $17.7 billion with 46 days sales outstanding (DSO). Accounts receivable reflects $1.7 billion of customer payments received prior to next quarter’s invoice due dates.
Inventory was $7.7 billion with 78 days sales of inventory (DSI). Inventory increased from $6.7 billion, and DSI decreased from 81 days sequentially. Purchase commitments and obligations for inventory and manufacturing capacity were $28.9 billion, including new capacity commitments and components. Supply and capacity prepayments were $5.2 billion.
Other non-inventory purchase obligations were $13.2 billion, including $11.3 billion of multi-year cloud service agreements. We expect cloud service agreements to be used to support our research and development efforts and our DGX Cloud offerings.
Cash flow from operating activities was $17.6 billion, up from $7.3 billion a year ago and up from $14.5 billion a quarter ago. The sequential increase reflects higher revenue and the timing of payments of cash taxes throughout the year. The year-on-year increase reflects higher revenue.
We utilized cash of $11.2 billion towards shareholder returns, including $11.0 billion in share repurchases and $245 million in cash dividends.
Fourth Quarter of Fiscal 2025 Outlook
Outlook for the fourth quarter of fiscal 2025 is as follows:
•Revenue is expected to be $37.5 billion, plus or minus 2%.
•GAAP and non-GAAP gross margins are expected to be 73.0% and 73.5%, respectively, plus or minus 50 basis points.
•GAAP and non-GAAP operating expenses are expected to be approximately $4.8 billion and $3.4 billion, respectively.
•GAAP and non-GAAP other income and expense are expected to be an income of approximately $400 million, excluding gains and losses from non-affiliated investments and publicly-held equity securities.
•GAAP and non-GAAP tax rates are expected to be 16.5%, plus or minus 1%, excluding any discrete items.
___________________________

For further information, contact:

Stewart Stecker	Mylene Mangalindan
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sstecker@nvidia.com	mmangalindan@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, acquisition-related and other costs, other, gains and losses from non-affiliated investments and publicly-held equity securities, net, interest expense related to amortization of debt discount, and the associated tax impact of these items where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases related to property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our computing platforms providing tremendous acceleration for applications and delivering unique value; markets where our expertise is critical; networking demand; expected Blackwell production shipments and production ramp; expected shipments of Hopper and Blackwell systems; supply constraints for Hopper and Blackwell systems; demand for Blackwell; cloud service agreements being used to support our research and development efforts and our DGX Cloud offerings; and our financial outlook and expected tax rates for the fourth quarter of fiscal 2025 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; and unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 27,	July 28,	October 29,	October 27,	October 29,
	2024	2024	2023	2024	2023

GAAP gross profit	$26,156	$22,574	$13,400	$69,135	$27,510
GAAP gross margin	74.6%	75.1%	74.0%	75.8%	70.9%
Acquisition-related and other costs (A)	116	118	119	355	358
Stock-based compensation expense (B)	50	40	38	125	96
Other (C)	—	(3)	26	(4)	36
Non-GAAP gross profit	$26,322	$22,729	$13,583	$69,611	$28,000
Non-GAAP gross margin	75.0%	75.7%	75.0%	76.4%	72.1%

GAAP operating expenses	$4,287	$3,932	$2,983	$11,716	$8,152
Stock-based compensation expense (B)	(1,202)	(1,114)	(941)	(3,291)	(2,459)
Acquisition-related and other costs (A)	(39)	(26)	(16)	(86)	(88)
Other (C)	—	—	—	—	10
Non-GAAP operating expenses	$3,046	$2,792	$2,026	$8,339	$5,615

GAAP operating income	$21,869	$18,642	$10,417	$57,419	$19,358
Total impact of non-GAAP adjustments to operating income	1,407	1,295	1,140	3,853	3,027
Non-GAAP operating income	$23,276	$19,937	$11,557	$61,272	$22,385

GAAP other income (expense), net	$447	$572	$105	$1,390	$354
(Gains) losses from non-affiliated investments and publicly-held equity securities, net	(37)	(193)	69	(302)	23
Interest expense related to amortization of debt discount	1	1	1	3	3
Non-GAAP other income (expense), net	$411	$380	$175	$1,091	$380

GAAP net income	$19,309	$16,599	$9,243	$50,789	$17,475
Total pre-tax impact of non-GAAP adjustments	1,371	1,103	1,210	3,554	3,053
Income tax impact of non-GAAP adjustments (D)	(670)	(750)	(433)	(2,144)	(1,055)
Non-GAAP net income	$20,010	$16,952	$10,020	$52,199	$19,473

	Three Months Ended			Nine Months Ended
	October 27,	July 28,	October 29,	October 27,	October 29,
	2024	2024	2023	2024	2023

Diluted net income per share (E)
GAAP	$0.78	$0.67	$0.37	$2.04	$0.70
Non-GAAP	$0.81	$0.68	$0.40	$2.10	$0.78

Weighted average shares used in diluted net income per share computation (E)	24,774	24,848	24,940	24,837	24,940

GAAP net cash provided by operating activities	$17,629	$14,489	$7,333	$47,460	$16,591
Purchases related to property and equipment and intangible assets	(813)	(977)	(278)	(2,159)	(815)
Principal payments on property and equipment and intangible assets	(29)	(29)	(13)	(97)	(44)
Free cash flow	$16,787	$13,483	$7,042	$45,204	$15,732

(A) Acquisition-related and other costs are comprised of amortization of intangible assets, transaction costs, and certain compensation charges and are included in the following line items:
	Three Months Ended			Nine Months Ended
	October 27,	July 28,	October 29,	October 27,	October 29,
	2024	2024	2023	2024	2023
Cost of revenue	$116	$118	$119	$355	$358
Research and development	$23	$17	$12	$52	$37
Sales, general and administrative	$16	$9	$4	$34	$51

(B) Stock-based compensation consists of the following:
	Three Months Ended			Nine Months Ended
	October 27,	July 28,	October 29,	October 27,	October 29,
	2024	2024	2023	2024	2023
Cost of revenue	$50	$40	$38	$125	$96
Research and development	$910	$832	$701	$2,469	$1,826
Sales, general and administrative	$292	$282	$240	$822	$633

(C) Other consists of IP-related costs and assets held for sale related adjustments

(D) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

(E) Reflects a ten-for-one stock split on June 7, 2024

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2025
Outlook
($ in millions)
GAAP gross margin	73.0%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	0.5%
Non-GAAP gross margin	73.5%

GAAP operating expenses	$4,750
Stock-based compensation expense, acquisition-related costs, and other costs	(1,350)
Non-GAAP operating expenses	$3,400